Exhibit 99.1

February 12, 2008

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Is Issued Design Patent and Prepares Public Rollout of Gift Card

Tulsa, OK, February 12, 2008 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to announce that they were issued a design patent for the design of an antenna for a storage disc. This design relates to EnXnet’s optical storage device source tagging technology, which is more commonly known by EnXnet as their DSTAG.

This technology is to be mainly used for theft prevention of products such as a CD, DVD, Blue Ray and the like. An electronic article surveillance system placed within the hub ring area of the disc would prevent the removal of these products from their packaging. This further expands the viable product offerings of EXNT.

Additionally, EnXnet and their partners are about to begin the public product release of the MultiMedia Gift Card™. In January, there was a targeted rollout of the product to certain retail and purchasing agents. New websites and materials on the product are just being completed. In the coming weeks the final step to the introduction of the gift card to the whole market will be underway with print media and electronic distributions leading the way.

Ryan Corley, CEO of EnXnet, Inc., stated, “We are very focused on the release and distribution of the gift card to the market. I am confident that in the coming weeks our shareholders will be very pleased with the position that EnXnet is now in. However, we are not forgetting our other product offerings as they also bring value to EXNT as well.”

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004